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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Internet Capital Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-34736, 333-76870, 333-76872 and 333-12808) on Form S-8 and the registration statement (no. 333-115702) on Form S-3 of Internet Capital Group, Inc. and subsidiaries of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Internet Capital Group, Inc.

Our report dated March 16, 2007 with respect to the consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2006 refers to Internet Capital Group, Inc.'s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2007